Exhibit 10.7
AMENDMENT NO. 2
SANDERSON FARMS, INC. AND AFFILIATES
EMPLOYEE STOCK OWNERSHIP PLAN
(As Amended and Restated Effective August 1, 2006)
WHEREAS, Sanderson Farms Inc. (the “Corporation”) maintains the Sanderson Farms, Inc. and Affiliates Employee Stock Ownership Plan (the “Plan”) for the benefit of the employees of the Corporation and its participating affiliates (the “Employer”);
WHEREAS, Section 12.1 of the Plan provides that the Corporation, through action of its Board of Directors, may amend the Plan at any time; and
WHEREAS, the Corporation desires to amend the provisions of the Plan relating to limitations on annual additions to participant accounts to reflect final Treasury Regulations under Section 415 of the Internal Revenue Code of 1986, as amended, effective for the Plan Year beginning on November 1, 2007.
NOW THEREFORE BE IT RESOLVED, that, effective November 1, 2007, Section 2.30 of the Plan shall be restated in its entirety as follows:
Section 2.30 “Section 415 Compensation” means:
(a) Wages within the meaning of Section 3401(a) of the Code (for the purposes of income tax withholding at the source) but determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Section 340(a)(2) of the Code). Section 415 Compensation shall include any elective deferral (within the meaning of Section 402(g)(3) of the Code) made by the Employer on behalf of an Employee and any amount contributed or deferred by the Employer at the election of the Employee which is not includable in the Employee’s gross income by reason of Section 125 or 132(f)(4) of the Code. Section 415 Compensation shall include only that compensation which is actually paid to an Employee during a Plan Year and shall exclude any amount in excess of $200,000, as adjusted by the Secretary in accordance with Section 401(a)(17)(B) of the Code. The cost-of-living adjustment in effect for a calendar year shall apply to the annual compensation limit of Section 401(a)(17)(B) of the Code for the Limitation Year that begins with or within such calendar year.
(b) For Limitation Years beginning on and after November 1, 2007, the term “Section 415 Compensation”

shall also include compensation paid by the later of 2 1/2 months after an Employee’s severance from employment with the Employer and the Affiliates or the end of the Limitation Year that includes the date of the Employee’s severance from employment with the Employer and the Affiliates if the payment is (i) for regular compensation during the Employee’s regular working hours, or compensation for services outside the Employee’s regular working hours (such as overtime or shift differential), commissions, bonuses, or similar payments, and absent a severance from employment, the payments would have been paid to the Employee while the Employee continued in employment with the Employer and the Affiliates, (ii) for unused accrued bona fide sick, vacation or other leave that the Employee would have been able to use if employment had continued, or (iii) received by the Employee pursuant to a nonqualified unfunded deferred compensation plan, but only if the payment would have been paid to the employee at the same time if the Employee had continued in employment with the Employer and only to the extent that the payment is includible in the Employee’s gross income.
(c) Any payments not described in Section 2.30(a) and (b) hereof shall not be considered “Section 415 Compensation” if paid after severance from employment with the Employer and the Affiliates, even if they are paid by the later of 2 1/2 months after the date of severance from employment or the end of the Limitation Year that includes the date of severance from employment, except (i) payments to an individual who does not currently perform services for the Employer and the Affiliates by reason of qualified military service (within the meaning of Section 414(u)(1) of the Code) to the extent the payments do not exceed the amounts the individual would have received if the individual had continued to perform services for the Employer and the Affiliates rather than entering qualified military service, or (ii) compensation paid to an Employee who is permanently and totally disabled (within the meaning of Section 22(e)(3) of the Code); provided that salary continuation applies to all Participants who are permanently and totally disabled for a fixed or determinable period or the Employee was not a “highly compensated employee” (within the meaning of Section 414(q) of the Code) immediately before becoming disabled.

     IN WITNESS WHEREOF, the undersigned has executed this Amendment No. 2 to the Sanderson Farms, Inc. and Affiliates Employee Stock Ownership Plan on this 23rd day of October, 2008.

SANDERSON FARMS, INC.
By:	/s/ Mike Cockrell
Title: CFO and Treasurer

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